EX-99.B-77D

SUB-ITEM 77D(g): Any other investment policy set forth in the registrant’s charter, by-laws or prospectus.

Ivy Funds

Supplement dated December 3, 2012 to the

Ivy Funds Prospectus

dated July 31, 2012

and as supplemented September 12, 2012

The following replaces the second bullet point of the “Your Account – Choosing a Share Class – Sales Charge Waivers for Certain Transactions” section on page 193:

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Reinvestment once each calendar year of all or part of the proceeds of redemptions of your Class A shares into the same Fund and account from which the shares were redeemed, if the reinvestment is equal to or greater than $200 and is made within 60 calendar days of the Fund’s receipt of your redemption request. Purchases made pursuant to the Automatic Investment Service (AIS), payroll deduction and regularly scheduled contributions made by employers on behalf of their employees are not eligible for purchases at NAV under this policy. Purchases within the investment advisory products offered by Waddell & Reed, Inc. are not eligible for purchases at NAV under this policy.

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The following replaces the third and fourth full paragraphs following the Special Requirements for Selling Shares table on page 205 of the “Your Account – Selling Shares” section:

You may reinvest, without a sales charge, all or part of the amount of Class A or Class E shares of a Fund you redeemed by sending to the applicable Fund the amount you want to reinvest. The reinvested amounts must be equal to or greater than $200, and received by the Fund within 60 calendar days after the date of your redemption, and the reinvestment must be made into the same Fund, account, and class of shares from which it was redeemed. The reinvestment into Class E shares will be treated as a new contribution. You may do this only once each calendar year with Class A and/or Class E shares of a Fund. This privilege may be eliminated or modified at any time without prior notice to shareholders. Purchases made pursuant to the AIS, payroll deduction and regularly scheduled contributions made by an employer on behalf of its employees are not eligible for purchases at NAV under this policy. Purchases within investment advisory products offered by Waddell & Reed, Inc. are not eligible for purchases at NAV under this policy.

The CDSC, if applicable, will not apply to the proceeds of Class A, Class B, Class C or Class E shares of a Fund which are redeemed if equal to or greater than $10 and then reinvested in shares of the same class of the Fund within 60 calendar days after such redemption. IFDI will, with your reinvestment, instruct WISC, the Funds’ transfer agent, to cancel the CDSC attributable to the amount reinvested. For purposes of determining a future CDSC, the reinvestment will be treated as a new investment. You may do this only once each calendar year as to Class A shares of a Fund, once each calendar year as to Class B shares of a Fund, once each calendar year as to Class C shares of a Fund and once each calendar year as to Class E shares of a Fund. The reinvestment must be made into the same Fund, account, and class of shares from which it had been redeemed. This privilege may be eliminated or modified at any time without prior notice to shareholders. Purchases made pursuant to the AIS, payroll deduction and regularly scheduled contributions made by an employer on behalf of its employees are not eligible for purchases at NAV under this policy. Purchases within investment advisory products offered by Waddell & Reed, Inc. are not eligible for purchases at NAV under this policy.

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Ivy Funds

Supplement dated December 13, 2012 to the

Ivy Funds Statement of Additional Information

dated July 31, 2012

and as supplemented September 12, 2012

The second paragraph in the “Purchase, Redemption and Pricing of Shares – Reduced Sales Charges (Applicable to Class A and Class E shares only) – Other Funds and InvestEd Portfolios” section on page 117 is deleted in its entirety.

*****

The second bullet point in the “Purchase, Redemption and Pricing of Shares – Sales Charge Waivers for Certain Transactions” section on page 119 is deleted and replaced with the following:

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Reinvestment once each calendar year of all or part of the proceeds of redemption of your Class A or Class E shares into the same Fund and account from which the shares were redeemed, if the reinvestment is equal to or greater than $200 and is made within 60 calendar days of the Fund’s receipt of your redemption request. Purchases made pursuant to the Automatic Investment Service (AIS), payroll deduction and regularly scheduled contributions made by employers on behalf of their employees are not eligible for purchases at NAV under this policy. Purchases within the investment advisory products offered by Waddell & Reed, Inc. are not eligible for purchases at NAV under this policy.

*****

The first and second paragraphs in the “Purchase, Redemption and Pricing of Shares – Systematic Withdrawal Plan for Class A, Class B and Class C Shareholders” section on pages 119-120 are deleted and replaced with the following:

If you qualify, you may arrange to receive through the Systematic Withdrawal Plan (Service) regular monthly, quarterly, semiannual or annual payments by redeeming on an ongoing basis Class A, Class B or Class C shares that you own of any of the funds within Ivy Funds and, for clients of Waddell & Reed and Legend, any of the funds within Waddell & Reed Advisors Funds. It would be a disadvantage to an investor to make additional purchases of Class A shares while the Service is in effect because it would result in duplication of sales charges. Class B and Class C shares, and certain Class A shares to which the CDSC otherwise applies, that are redeemed under the Service are not subject to a CDSC provided the amount withdrawn does not exceed, annually, 12% of the account value. Applicable forms to start the Service are available through WISC.

The maximum amount of the withdrawal for monthly, quarterly, semiannual and annual withdrawals is 1%, 3%, 6% and 12%, respectively, of the value of your account at the time the Service is established. As noted above, the withdrawal proceeds are not subject to the CDSC, but only within these percentage limitations. The minimum withdrawal is $50. The Service, and this exclusion from the CDSC, do not apply to a one-time withdrawal.

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The first and second paragraphs in the “Purchase, Redemption and Pricing of Shares – Reinvestment Privilege” section on page 126 are deleted and replaced with the following:

Each Fund offers a reinvestment privilege that allows you to reinvest once each calendar year without charge all or part of any amount of Class A or Class E shares you redeem from the Fund by sending to the Fund the amount you wish to reinvest. The amount you return will be reinvested in Class A or Class E shares at the NAV next calculated after the Fund receives the returned amount. Your written request to reinvest and the amount to be reinvested (which must be equal to or greater than $200) must be received within 60 calendar days after your redemption request was received, and the Fund must be offering Class A or Class E shares of the Fund at the time your reinvestment request is received. You can do this only once each calendar year as to Class A and once each calendar year as to Class E shares of a Fund. The reinvestment must be made into the same Fund, account and class of shares from which it had been redeemed. This privilege may be eliminated or modified at any time without prior notice to shareholders.

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Purchases made pursuant to the Automatic Investment Service (AIS), payroll deduction and regularly scheduled contributions made by employers on behalf of their employees are not eligible for purchases at NAV under this policy. Purchases within the investment advisory products offered by Waddell & Reed, Inc. are not eligible for purchases at NAV under this policy.

Each Fund also offers a reinvestment privilege for Class B and Class C shares and, where applicable, certain Class A shares under which you may reinvest in the Fund all or part of any amount of the shares you redeemed and have the corresponding amount of the CDSC, if any, which you paid restored to your account by adding the amount of that charge to the amount you are reinvesting in shares of the same class of this Fund. The CDSC, if applicable, will not apply to the proceeds of Class A (as applicable), Class B or Class C shares of a Fund which are redeemed, if equal to or greater than $10.00, and then reinvested in shares of the same class of the Fund within 60 calendar days after such redemption. If Fund shares of that class are then being offered, you can put all or part of your redemption payment back into such shares at the NAV next calculated at the time your request is received. Your written request to do this must be received within 60 calendar days after your redemption request was received. You can do this only once each calendar year as to Class B shares, once each calendar year as to Class C shares, and once each calendar year as to certain Class A shares of the Fund. For purposes of determining future CDSC, the reinvestment will be treated as a new investment. The reinvestment must be made into the same Fund, account and class of shares from which it had been redeemed. This privilege may be eliminated or modified at any time without prior notice to shareholders. Purchases made pursuant to the Automatic Investment Service (AIS), payroll deduction and regularly scheduled contributions made by employers on behalf of their employees are not eligible for purchases at NAV under this policy. Purchases within the investment advisory products offered by Waddell & Reed, Inc. are not eligible for purchases at NAV under this policy.

Ivy Funds

Supplement dated January 2, 2013 to the

Ivy Funds Prospectus

dated July 31, 2012

and as supplemented September 12, 2012 and December 3, 2012

The following is added as a new bullet point after the thirteenth bullet point of the section entitled “Your Account – Choosing a Share Class – Sales Charge Waivers for Certain Investors” on page 192 of the Ivy Funds Prospectus:

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Sales representatives and employees, and their immediate family members (spouse, children, parents, children’s spouses and spouse’s parents), associated with Legend Group Holdings LLC and its subsidiaries.

Ivy Funds

Supplement dated January 2, 2013 to the

Ivy Funds Statement of Additional Information

dated July 31, 2012

and as supplemented September 12, 2012 and December 13, 2012

The following is added as a new paragraph after the fourth paragraph of the section entitled “Purchase, Redemption and Pricing of Shares – Net Asset Value Purchases of Class A and Class E Shares” section on page 117:

Sales representatives and employees, and their immediate family members (spouse, children, parents, children’s spouses and spouse’s parents), associated with Legend Group Holdings LLC and its subsidiaries may purchase Class A and Class E shares at NAV.

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Ivy Funds

Supplement dated January 7, 2013 to the

Ivy Funds Prospectus

dated July 31, 2012

and as supplemented September 12, 2012, December 3, 2012 and January 2, 2013

The following is added as a new section following the fourth bullet point in the “Your Account – Choosing a Share Class – Sales Charge Waivers for Certain Transactions – Class A or Class E shares may be purchased at NAV through:” section on page 193 of the Ivy Funds Prospectus:

Class E shares may be purchased at NAV through:

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Direct rollover initiated from an account in a qualified state tuition program, where (i) such account is under a plan associated with a qualified state tuition program established in accordance with Section 529 of the Code and (ii) you certify to Waddell & Reed (on your Rollover Request form) that a front-end sales charge was previously paid with respect to the contribution(s) to which the rollover relates. Additional contributions made to your Ivy InvestEd Plan account will be assessed the applicable sales charge. If rolling over assets from an in-state to an out-of-state 529 Plan, you should be aware that some states require the recapture of prior state tax benefits and/or the rollover may be otherwise taxable by the state from whose 529 Plan you are exiting. You should also consider possible withdrawal charges by the 529 Plan which you are exiting and differences in ongoing fees. You should consult a qualified tax advisor for individualized advice before initiating the rollover.

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